Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 31, 2014

BY AND AMONG

BANK OF THE OZARKS, INC.,

BANK OF THE OZARKS,

INTERVEST BANCSHARES CORPORATION

AND

INTERVEST NATIONAL BANK

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of July 31, 2014, by and among Bank of the Ozarks, Inc., an Arkansas corporation with its principal office in Little Rock, Arkansas (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation with its principal office in Little Rock, Arkansas and a wholly-owned subsidiary of Buyer (“Buyer Bank”), Intervest Bancshares Corporation, a Delaware corporation with its principal office in New York, New York (“Company”) and Intervest National Bank, a national banking association and wholly-owned subsidiary of Company (“Company Bank”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement and, in the case of Company, in accordance with the provisions of this Agreement, will recommend approval of this Agreement to its shareholders;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and Executive Officers and certain principal holders of the Company Common Stock have entered into a voting agreement with Buyer dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Company Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the DGCL and the

ABCA. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the ABCA (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time. The Executive Officers of the Surviving Entity immediately after the Merger shall be the Executive Officers of Buyer immediately prior to the Effective Time. Each of the directors and Executive Officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

Section 1.04 Bank Merger. At the later of immediately following the Effective Time or as promptly as practicable thereafter, Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Bank Merger, the form of which is attached hereto as Exhibit B.

Section 1.05 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) and the articles of merger (the “Articles of Merger”) related to the Merger that shall be filed with the Delaware Secretary of State and the Arkansas Secretary of State, respectively, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Certificate of Merger or the Articles of Merger (whichever is later filed), or (ii) the date and time when the Merger becomes effective as set forth in the Certificate of Merger and the Articles of Merger, which shall be no later than ten (10) Business Days after all of the conditions to the Closing set forth in ARTICLE VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.

(b) The Bank Merger shall become effective as set forth in the articles of merger providing for the Bank Merger (the “Articles of Bank Merger”) that shall be filed with the Arkansas State Bank Department and, if applicable, any federal bank regulatory agencies, at the later of immediately following the Effective Time or as promptly as practicable thereafter.

(c) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of Kutak Rock LLP, 124 W. Capitol Ave., Suite 2000, Little Rock, AR 72201, or such other place as the parties may mutually agree upon. At the Closing, there shall be delivered to Buyer and Company the Articles of Merger, the Certificate of Merger, the Articles of Bank Merger and such other certificates and other documents required to be delivered under ARTICLE VI hereof.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank, Company’s Subsidiaries and their respective officers and directors shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer or Buyer Bank, as applicable, are authorized in the name of Company, Company Bank and Company’s Subsidiaries or otherwise to take any and all such action.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock owned directly by Buyer (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b) above) shall automatically and without any further action on the part of the holder thereof be converted into the right to receive the number of shares of Buyer Common Stock determined using the Exchange Ratio.

Section 2.02 Stock-Based Awards.

(a) Immediately prior to the Effective Time, all unvested Company Restricted Shares shall vest in full so as to no longer be subject to any forfeiture or vesting requirements pursuant to the terms of the Company Stock Plans, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Merger Consideration with respect thereto. The Board of Directors of the Company (“Company Board”) (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

(b) On the Business Day immediately preceding the Closing Date, the Company shall (i) terminate and cancel each issued and outstanding Company Stock Option and Company SAR and (ii) pay each holder thereof a cash payment equal to the difference between the per share exercise price, as set forth in such holder’s award agreement with respect to such Company Stock Option or Company SAR, and the Company Stock Price.

(c) Except as otherwise provided in Section 2.02(a) with respect to Company Restricted Shares, Company shall take all requisite action so that, prior to the Effective Time, all Company Stock Options, Company SARs, the Treasury Warrants, and any other Rights, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, or otherwise, immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any further action, terminated and cancelled. Prior to the Effective Time, the Company Board shall adopt any resolutions and take any actions (including obtaining any consents) that may be necessary to effectuate the provisions of this Section 2.02.

(d) Buyer may at any time and without the approval of Company change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to holders of Company Common Stock as Merger Consideration as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (iv) require submission to or approval of the Company’s shareholders after the plan of merger set forth in this Agreement has been approved by the Company’s shareholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

Section 2.03 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Shares previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this ARTICLE II. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this ARTICLE II. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded up to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Buyer Average Stock Price.

Section 2.05 Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong community-based commercial banking franchise. From and after the date of this Agreement and until the Closing, each party hereto shall use its commercially reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.06 Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than three (3) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of shares of Company Common Stock (“Holder”) appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration as provided for in this Agreement (the “Letter of Transmittal”).

Section 2.07 Deposit of Merger Consideration.

(a) At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of Buyer Common Stock sufficient to deliver, and Buyer shall instruct the Exchange Agent to timely deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04) (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate or Book-Entry Shares for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate or Book-Entry Shares, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Shares and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08 Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a Holder will be entitled to receive as promptly as practicable after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of Company Common Stock represented by its Certificate(s) or Book-Entry Share(s). The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Company Common Stock for exchange as provided in this ARTICLE II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer (but not more than the customary amount required under Buyer’s agreement with its transfer agent).

(b) All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate or Book-Entry Shares are surrendered for exchange in accordance with this ARTICLE II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.09 Anti-Dilution Provisions. In the event that on or after the first trading day used in determining the Buyer Average Stock Price and before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be equitably adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) Buyer issues employee or director stock options, restricted stock awards, grants or similar equity awards or Buyer issues Buyer Common Stock upon exercise or vesting of any such options, grants or awards.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Company has delivered to Buyer a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III or to one or more of its covenants contained in ARTICLE V; provided, however, that nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this ARTICLE III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority.

(a) Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in the State of New York and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company.

(b) Company Bank is a national banking association duly organized, validly existing and in good standing under the Laws of the United States of America. Company Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it. Company Bank is duly licensed or qualified to do business in the State of New York and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company Bank. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due. Company Bank is a member of the FRB and the Federal Home Loan Bank of New York.

Section 3.03 Capital Stock.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 62,000,000 shares of Company Common Stock, of which 22,026,190 shares are issued and outstanding and 300,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding. As of the date hereof, there are 332,596 outstanding Company Stock Options, 78,000 outstanding Company SARs and 441,201 outstanding unvested Company Restricted Shares. As of the date hereof, 691,882 shares of Company Common Stock are reserved for issuance under the warrants issued to the United States Department of the Treasury in connection with the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program (such warrants, the “Treasury Warrants”). As of the date hereof, 474,860 shares of Company Common Stock are available for issuance under the Company Stock Plans. There are no shares of Company Common Stock held by any of Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Company shareholder. All shares of the Company’s capital stock issued since January 1, 2009, have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b) Disclosure Schedule Section 3.03(b) sets forth for each grant or award of Company Stock Options, Company Restricted Shares, Company SARs or other outstanding Rights of the Company the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) the vesting schedule, (v) exercise price, (vi) number of shares of Company Common Stock subject to such award, and (vii) the number of shares subject to such award that are exercisable or have vested as of the date of this Agreement. All shares of Company Common Stock issuable upon exercise of Company Stock Options, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights or any Law. Each Company Stock Option, Company SAR and Company Restricted Share complies with or is exempt from Section 409A of the Code and was properly accounted for on the books and records of Company and qualifies for the tax and accounting treatment afforded thereto in Company’s Tax Returns and financial statements, respectively. Each grant of Company Stock Options, Company SARs and Company Restricted Shares was appropriately authorized by the Company Board or the compensation committee thereof, was made in accordance with the terms of the Company Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the Company Board or the compensation committee thereof. The per share exercise price of each Company Stock Option was determined in accordance with the Company Stock Plans and was not less than the fair market value of a share of Company Common Stock on the applicable date on which the related grant was by its terms to be effective. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Disclosure Schedule Section 3.03(b). Except as set forth in Disclosure Schedule Section 3.03(b), there are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Company’s capital stock. As of the close of business on the day that is one (1) Business Day before the Effective Time, there will be no Company Stock Options, Treasury Warrants, Company SARs, or commitments of any kind obligating Company to issue any shares of Company Common Stock.

(c) All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Disclosure Schedule Section 3.03(c). Except as set forth in Disclosure Schedule Section 3.03(c), neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a) Disclosure Schedule Section 3.04(a) sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary and all jurisdictions that such Subsidiary is qualified to do business. Except as set forth in

Disclosure Schedule Section 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities and (v) all of the equity securities of each such Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth on Disclosure Schedule Section 3.04(b), neither Company nor any of Company’s Subsidiaries owns (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Disclosure Schedule Section 3.04(a).

Section 3.05 Corporate Power; Minute Books.

(a) Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite Company Shareholder Approval.

(b) The Company has made available to Buyer a complete and correct copy of its Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries, the minute books of the Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of the Company and each of its Subsidiaries. Neither the Company nor any Subsidiary is in violation of any of the terms of its Certificate of Incorporation, Bylaws or equivalent organizational documents. The minute books of the Company and each of its Subsidiaries contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of the Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of the Company and each of its Subsidiaries as of the date of this Agreement.

Section 3.06 Corporate Authority. Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s respective boards of directors on or prior to the date hereof. Company Board has directed that this Agreement be submitted to the Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the DGCL and Company’s Certificate of Incorporation and Bylaws, no other vote of the shareholders of Company or Company Bank is required by Law, the Certificate of Incorporation of Company and Articles of Association of Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of the Regulatory Approvals, the Requisite Company Shareholder Approval and the required filings under federal and state securities Laws, and except as set forth on Disclosure Schedule Section 3.07, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by the Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Certificate of Incorporation, Articles of Association, Bylaws or similar governing documents of the Company, Company Bank, or any Company Subsidiary, or (iii) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation.

(b) As of the date hereof, the Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08 SEC Reports; Financial Statements.

(a) Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Company 2013 Form 10-K”) and all other reports, registration statements, definitive proxy statements or information statements required to be filed with the SEC or furnished to the SEC by the Company or any of its Subsidiaries subsequent to January 1, 2009, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), all of such Company SEC Documents and all Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, at the time of filing thereof, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates and in each case has been prepared in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited interim financial statements, as permitted by the rules of the SEC). Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of the Company and its Subsidiaries contained in the Company 2013 Form 10-K and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the Ordinary Course of Business consistent with past practices or in connection with this Agreement, since December 31, 2013, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. The Company (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) Since January 1, 2009, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09 Regulatory Reports. Since January 1, 2009, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the OCC and any other applicable Governmental Authority, in correct form, the reports required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith and such reports were complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2009. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and, except as set forth in Disclosure Schedule Section 3.09, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2009.

Section 3.10 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2013, there has not been (a) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future; (b) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants; (c) except as disclosed in Disclosure Schedule Section 3.10(c), any entry by Company or any of its Subsidiaries into any contract or commitment of (i) more than $50,000 or (ii) $25,000 per annum with a term of more than one year, other than purchases or sales of investment securities, and loans and loan commitments, all in the Ordinary Course of Business; (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (e) except as disclosed in Disclosure Schedule Section 3.10(e), any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (f) any election or changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (g) except as disclosed in Disclosure Schedule Section 3.10(g), any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect; (h) except as disclosed in Disclosure Schedule Section 3.10(h), any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than (i) investment securities in Company’s or any of its Subsidiaries’ investment portfolio or (ii) loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (i) any lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11 Legal Proceedings. Except as set forth in Disclosure Schedule Section 3.11:

(a) There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement; and

(b) There is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Company and each of its Subsidiaries is, and except as set forth in Disclosure Schedule Section 3.12(a), have been since January 1, 2009, in compliance in all material respects with all applicable federal, state, local and foreign Laws, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, and any other Law relating to discriminatory lending, financing or leasing practices, and Sections 23A and 23B of the Federal Reserve Act and the Sarbanes-Oxley Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to the Company.

(b) Company and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Except as set forth in Disclosure Schedule Section 3.12(c), neither Company nor any of its Subsidiaries has received, since January 1, 2009, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 3.13 Company Material Contracts; Defaults.

(a) Except as disclosed in Disclosure Schedule Section 3.13(a), neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of Company or its Subsidiaries; (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business of Company or any of its Subsidiaries; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $50,000 per annum; or (x) which materially restricts the conduct of any business by Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth on Disclosure Schedule Section 3.13(a), is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b) Neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument, including but not limited to any Company Material Contract, to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default could not reasonably be expected to have a Material Adverse Effect. No power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

(c) Disclosure Schedule Section 3.13(c) sets forth a true and complete list of (i) all agreements, contracts, arrangements, or commitments pursuant to which consents or waivers are or may be required and (ii) all notices which are or may be required to be given thereunder, in each case, prior to the performance by the Company or Company Bank of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.14 Agreements with Regulatory Agencies. Except as set forth in Disclosure Schedule Section 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Disclosure Schedule Section 3.14, a “Company Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of the Company’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has Company or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to the Company or any of its Subsidiaries.

Section 3.15 Brokers; Fairness Opinion. Neither Company, Company Bank nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to Sandler O’Neill & Partners, L.P. (“Company Financial Advisor”), in accordance with the terms of a letter agreement between Company Financial Advisor and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Buyer) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Company, any of its Subsidiaries or related organizations described in Code Sections 414(b), (c) or (m) (“Controlled Group Members”) (collectively, the “Company Employees”), (ii) covering current or former directors of Company, any of its Subsidiaries, or Controlled Group Members, or (iii) with respect to which the Company, any of its Subsidiaries, or any Controlled Group Members has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change in control, fringe benefit, deferred compensation, defined benefit plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans and other policies, plans or arrangements whether or not subject to ERISA (all such plans, contracts, policies or arrangements in (i)-(iii) hereof are collectively referred to as the “Company Benefit Plans”), are identified and described in Disclosure Schedule Section 3.16(a). Neither Company, any of its Subsidiaries or Controlled Group Members has any stated plan, intention or commitment to establish any new company benefit plan or to modify any Company Benefit Plan (except to the extent required by Law).

(b) Company has provided Buyer with true and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency. In addition any annual and periodic accounting, service contract, fidelity bonds and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to the Buyer.

(c) All Company Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and neither Company nor Company Bank is aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Company 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the Company 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All Company Benefit Plans have been administered in accordance with their terms. There is no pending or, to Company’s Knowledge, threatened litigation or regulatory action relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries or any Controlled Group Members has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan that could subject Company, any of its Subsidiaries or any Controlled Group Members to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no audits, investigations, inquiries or proceedings pending or threatened by the IRS or the Department of Labor with respect to any Company Benefit Plan.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or Controlled Group Members with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries, Controlled Group Members or any entity which is considered one employer with Company, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company, Company Bank nor any ERISA Affiliate (or their predecessor) has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Company, Company Bank, or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and neither Company, any of its Subsidiaries or Controlled Group Members has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company. No Company Benefit Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(f) Except as set forth in Disclosure Schedule Section 3.16(f), no Company Benefit Plan provides or has any liability to provide life insurance, medical or other employee welfare benefits to any Company Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law, and neither Company nor any Subsidiary has ever represented or contracted (whether in oral or written form) to any Company Employee (either individually, or to Company Employees as a group) that such Company Employee(s) would be provided with life insurance, medical or other employee welfare benefits, upon their retirement or termination of employment.

(g) All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder for further benefits coverage at any time after such termination.

(h) Except as set forth in Disclosure Schedule Section 3.16(h) or otherwise provided for in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

(i) Each Company Benefit Plan that is a deferred compensation plan or arrangement is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409A(a)(4) of the Code, to the extent applicable. Neither Company, any of its Subsidiaries or Controlled Group Members (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j) Disclosure Schedule Section 3.16(j) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company, any of its Subsidiaries or Controlled Group Members who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(k) Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for the Company, any of its Subsidiaries or Controlled Group Members for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 3.17 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) Except as set forth in Disclosure Schedule Section 3.18(a), there has been no release of Hazardous Substances at, on, or under any Company Loan Property, real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures) or, to Company’s Knowledge, formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries.

(b) Except as disclosed on Disclosure Schedule Section 3.18(b), neither Company nor its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c) Except as disclosed on Disclosure Schedule Section 3.18(c), neither Company nor any of its Subsidiaries has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

(d) Neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) Except as set forth in Disclosure Schedule Section 3.18(e), neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) Neither Company nor any of its Subsidiaries has received notice of any Lien or encumbrance having been imposed on any Company Loan Property or any property owned, operated or leased by Company or its Subsidiaries in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to Company’s Knowledge, threatened which could result in the imposition or any such Lien or encumbrance on any Company Loan Property or property owned, operated or leased by Company or any of its Subsidiaries.

(g) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h) Except as disclosed on Disclosure Schedule Section 3.18(h), there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, or any currently or, to Company’s Knowledge, formerly owned, operated or leased property, or any Company Loan Property that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to Company or Company Bank and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned, operated or leased by Company or any of its Subsidiaries. Disclosure Schedule Section 3.18(i) includes a list of environmental reports and other information provided.

(j) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k) Except as disclosed on Disclosure Schedule Section 3.18(k), there are no underground storage tanks on, in or under any property currently owned, operated or leased by Company or any of its Subsidiaries.

Section 3.19 Tax Matters.

(a) Each of Company and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Disclosure Schedule Section 3.19(a), all material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and, except as set forth in Disclosure Schedule Section 3.19(a), neither Company nor any of its Subsidiaries currently has any open tax years. Since January 1, 2009 no claim has been made by any Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries, as applicable, have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are currently being conducted or, to the Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2013, 2012, 2011, and 2010. Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Company filed for the years ended December 31, 2013, 2012, 2011, and 2010. Company has timely and properly taken such actions in response to and in compliance with notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set forth in Disclosure Schedule Section 3.19(f), neither Company nor Company Bank is a party to or bound by any Tax allocation or sharing agreement. Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Company (i) did not, as of May 31, 2014, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent financial statements included in the Company SEC Documents (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Since December 31, 2013, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 3.20 Investment Securities. Disclosure Schedule Section 3.20 sets forth as of May 31, 2014, the investment securities of Company and its Subsidiaries, as well as any purchases or sales of investment securities between May 31, 2014 to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity,” as those terms are used in ASC 320, book values, fair values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after May 31, 2014. Except as set forth in Disclosure Schedule Section 3.20, neither Company nor any of its Subsidiaries has purchased or sold any such securities listed and described thereon. Neither Company nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Company Bank.

Section 3.21 Derivative Transactions. Since January 1, 2009, neither Company nor any of its Subsidiaries has entered into any Derivative Transactions.

Section 3.22 Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the OCC. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Disclosure Schedule Section 3.23(a), as of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of May 31, 2014, over sixty (60) days delinquent in payment of principal or interest.

(b) Disclosure Schedule Section 3.23(b) identifies (x) each Loan that as of June 30, 2014 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,”

“Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder and (y) each asset of Company or any of its Subsidiaries that as of June 30, 2014 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement.

(c) Each Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) to Company’s and Company Bank’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Company Loans, and the loan documents with respect to each such Company Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. All such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth in Disclosure Schedule Section 3.23(d), none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(e) Neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries.

Section 3.24 Allowance for Loan and Lease Losses. Company’s allowance for loan and lease losses as reflected in each of (i) the latest balance sheet included in the Company 2013 Form 10-K and (ii) in the latest balance sheet included in the Company SEC Documents, were, in the opinion of management, as of each of the dates thereof, in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws and regulations. Neither Company nor Company Bank, nor to Company’s or Company Bank’s Knowledge, any of their respective directors, officers or employees, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Investment Management and Related Activities. Except as set forth on Disclosure Schedule Section 3.26, none of Company, any Company Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened.

Section 3.29 CRA, Anti-money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither Company nor any of its Subsidiaries is aware of or has Knowledge (because of Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2013, filed with the FDIC, or otherwise), that any facts or circumstances exist, which would cause Company or Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Disclosure Schedule Section 3.30, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent (5%) or greater shareholder or other Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Disclosure Schedule Section 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates. All agreements between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Disclosure Schedule Section 3.31(a) sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Disclosure Schedule Section 3.31(a), and except for properties and assets disposed of in the Ordinary Course of Business or as permitted by this Agreement, Company or its Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for statutory Liens for amounts not yet delinquent. Except as set forth on Disclosure Schedule Section 3.31(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy (excluding the real property leased by Company Bank at One Rockefeller Plaza, New York, NY), now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain.

(b) Disclosure Schedule Section 3.31(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any

Lease. To Company’s and Company Bank’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries.

Section 3.32 Intellectual Property. Disclosure Schedule Section 3.32 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company and its Subsidiaries as currently conducted. The Company Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. The conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.33 Insurance.

(a) Disclosure Schedule Section 3.33(a) identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Neither the Company nor any of its Subsidiaries owns any bank owned life insurance.

Section 3.34 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Company Information. The information relating to Company and its Subsidiaries that is provided by or on behalf of Company for inclusion in the Proxy Statement-Prospectus and the Registration Statement, or incorporation by reference therein, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the merger transactions, will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to Company’s shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to Company and Company’s Subsidiaries and other portions thereof within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.36 Transaction Costs. Disclosure Schedule Section 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Company and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the merger transaction contemplated by this Agreement.

Section 3.37 Outstanding Trust Preferred Securities of Subsidiary Trusts.

(a) The Company has issued and has presently outstanding $56,702,000 in aggregate principal amount of debentures as follows (such issuances of securities and all documents and instruments related thereto being herein referred to collectively as the “Trust Preferred Issues”):

(i) $15,464,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 pursuant to an Indenture dated as of September 17, 2003 between the Company and U.S. Bank National Association, as Trustee. Intervest Statutory Trust II has issued and outstanding $15,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of September 17, 2003 among the Company, U.S. Bank National Association, as Institutional Trustee, and the administrators named therein;

(ii) $15,464,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034 pursuant to an Indenture dated as of March 17, 2004 between the Company and U.S. Bank National Association, as Trustee. Intervest Statutory Trust III has issued and outstanding $15,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of March 17, 2004 among the Company, U.S. Bank National Association, as Institutional Trustee, and the administrators named therein;

(iii) $15,464,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034 issued pursuant to an Indenture dated as of September 20, 2004 between the Company and Wilmington Trust Company, as Trustee. Intervest Statutory Trust IV has issued and outstanding $15,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of September 20, 2004 among the Company, Wilmington Trust Company, as Institutional Trustee, and the administrators named therein; and

(iv) $10,310,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036 pursuant to an Indenture dated as of September 21, 2006 between the Company and Wilmington Trust Company, as Trustee. Intervest Statutory Trust V has issued and outstanding $10,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of September 21, 2006 among the Company, Wilmington Trust Company, as Institutional Trustee, and the administrators named therein.

(b) All representations and warranties as made by the Company in the documents related to the Trust Preferred Issues were true in all material respects when made. The Trust Preferred Issues were authorized, issued and sold in compliance with all applicable legal requirements in all respects.

Section 3.38 No Knowledge of Breach. Neither Company nor any of its Subsidiaries has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01 Making of Representations and Warranties. Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this ARTICLE IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority.

(a) Buyer is an Arkansas corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer is duly licensed or qualified to do business in the State of Arkansas and each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

(b) Buyer Bank is an Arkansas state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Buyer Bank is duly licensed or qualified to do business in the State of Arkansas and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer Bank. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Dallas.

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which, as of June 30, 2014 no shares were outstanding and (b) 125,000,000 shares of Buyer Common Stock, of which, as of June 30, 2014, (i) 79,662,150 shares were issued and outstanding, (ii) no shares were held by Buyer’s Subsidiaries, and (iii) 1,607,700 shares were reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. No vote of the shareholders of Buyer is required by Law, the Buyer Articles, or the Buyer Bylaws to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Financial Statements.

(a) Buyer has filed all required reports, registration statements and other documents with the SEC that it has been required to file since January 1, 2009 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and except for liabilities reflected in Buyer Reports filed prior to the date hereof or incurred in the ordinary course of business of Buyer and its Subsidiaries, consistent with past practices, or in connection with this Agreement, since December 31, 2013, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c) Buyer (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s internal control over financial reporting.

Section 4.07 Regulatory Reports. Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2009 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FRB, the OCC, the FDIC and the Arkansas State Bank Department; (ii) the filing and effectiveness of the Registration Statement with the SEC; (iii) the approval of the listing on Nasdaq of the Buyer Common Stock to be issued in the Merger; (iv) the filing of the Articles of Bank Merger with the Arkansas State Bank Department; and (v) the filing of the Articles of Merger with the Arkansas Secretary of State and the Certificate of Merger with the Delaware Secretary of State. As of the date hereof, neither Buyer nor Buyer Bank is aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or why any Burdensome Condition would be imposed.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 4.08(a) and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Articles or Buyer Bylaws, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Buyer Information. As of the date of the Proxy Statement-Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement prepared pursuant to the Securities Act and the regulations thereunder, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that any information contained in any Buyer Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.10 Absence of Certain Changes or Events. Except as reflected or disclosed in the Buyer Annual Report on Form 10-K for the year ended December 31, 2013 or in the Buyer Reports since December 31, 2013, as filed with the SEC, there has been no change or development with respect to Buyer and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries.

Section 4.11 Compliance with Laws. Buyer and each of its Subsidiaries is and since January 1, 2009 has been in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to Buyer.

Section 4.12 Brokers. None of Buyer, Buyer Bank or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, for which Company will be liable or have any obligation with respect thereto.

Section 4.13 Tax Matters. Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open tax years prior to 2010. Since January 1, 2009, no claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

Section 4.14 Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.15 No Financing. Buyer has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.16 No Knowledge of Breach. Buyer and Buyer Bank have no Knowledge of any facts or circumstances that would result in Company or Company Bank being in breach on the date of execution of this Agreement of any representations and warranties of Company or Company Bank set forth in ARTICLE III.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer, which for purposes of giving any notices under, or requesting and giving consent under Section 5.01(q), Section 5.01(r) and Section 5.01(s), Company’s and Company Bank’s representative shall be Company’s Chief Executive Officer, or such other person or persons designated in writing by such Chief Executive Officer, and Buyer’s representative shall be Buyer’s Director of Mergers and Acquisitions, or such other person or persons designated in writing by such Director of Mergers and Acquisitions. Company and Company Bank will use commercially reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and Buyer the goodwill of the customers of Company Bank and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without further limiting the generality of the foregoing provisions in this Section 5.01, and except as set forth in the Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither Company nor any of its Subsidiaries shall, subsequent to the date of this Agreement:

(a) Stock. (i) Except as set forth in Disclosure Schedule Section 5.01(a), issue, sell, grant, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock (except for issuances of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof and included in Disclosure Schedule Section 3.03(b)), any Rights, any award or grant under the Company Stock Plans, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) payments from the Company Bank to the Company, (ii) regular distributions on outstanding trust preferred securities, and (iii) payment of the regular quarterly dividend to the shareholders of the Company of no more than $0.05 per share.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 4% for any individual or 3% in the aggregate for all employees of Company or any of its Subsidiaries other than as disclosed on Disclosure Schedule Section 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such payments shall not exceed the aggregate amount set forth on Disclosure Schedule Section 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $100,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(d), if any (provided that any requisite consent of Buyer will not be unreasonably withheld or delayed).

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(e), (iii) as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Disclosure Schedule Section 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g) Dispositions. Except in the Ordinary Course of Business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Except as set forth on Disclosure Schedule Section 5.01(i), make any capital expenditures in amounts exceeding $25,000 individually, or $50,000 in the aggregate.

(j) Governing Documents. Amend Company’s Certificate of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP.

(l) Contracts. Except as set forth on Disclosure Schedule Section 5.01(l), enter into, amend, modify or terminate any Company Material Contract, Lease or Insurance Policy, except for any amendments, modifications or terminations requested by Buyer.

(m) Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $10,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.

(n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract or commitment with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds and sales of certificates of deposit, which are in each case in the Ordinary Course of Business) (provided that any consent requested of Buyer will not be unreasonably withheld or delayed).

(q) Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, unless Company has provided written notice to Buyer at least two (2) Business Days prior to making any such proposed acquisition, sale or disposal, nor change the classification method for any security in Company Bank’s investment portfolio from “held to maturity” to “available for sale” nor from “available for sale” to “held to maturity,” as those terms are used in ASC 320. Company and Buyer agree that notwithstanding any other provision in this Agreement to the contrary, the value of any securities acquired by Company or Company Bank pursuant to any mutual written agreement of Company and Buyer shall not be adjusted upward or downward prior to the Effective Time after their purchase or acquisition, but shall continue to be reflected at cost, in any Closing Date Mark-to-Market Valuation made as part of the Closing Securities Valuation.

(r) Deposits. Make any changes to deposit pricing (other than immaterial changes of no more than 3 basis points up or down and otherwise consistent with past practices) without first providing written notice to Buyer at least two (2) Business Days prior to making any such proposed changes.

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed on Disclosure Schedule Section 5.01(s), make, renew, renegotiate, increase, extend or modify any (i) unsecured loan, (ii) loan secured by other than a first lien, (iii) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (iv) secured loan over $500,000, (v) loan with a duration of more than eighty-four (84) months, or (vi) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Company or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $500,000, unless Company has provided written notice to Buyer at least two (2) Business Days prior to making any such proposed loan or extension of credit described in (i) through (vi) above, including a summary of the proposed terms. The limits set forth in (i) through (vi) of this Section 5.01(s) may be increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties thereto.

(t) Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Company or its Subsidiaries.

(u) Taxes. Except as required by applicable Law:

(i) make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (u), “material” shall mean affecting or relating to $10,000 or more in taxes or $25,000 or more of taxable income; or

(ii) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract, Lease or other material agreement or material license to which Company or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) 1527-05 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Buyer, Company will not, and will cause each of Company Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement, (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (iii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01(x).

(y) Capital Stock Purchase. Except for the redemption of the Treasury Warrants and as specifically contemplated in this Agreement pursuant to Section 2.02(b), directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Facilities. Except as set forth on Disclosure Schedule Section 5.01(z) or as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Buyer.

(aa) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (iii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval.

(a) Company agrees to take, in accordance with applicable Law, the applicable rules of Nasdaq and the Certificate of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within sixty (60) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and shall take all lawful action to solicit such approval by such shareholders. The Company shall use its commercially reasonable best efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the

Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the DGCL, the Certificate of Incorporation and Bylaws of the Company, and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting other than a proposal relating to an advisory vote on executive compensation as may be required under Rule 14a-21(c) under the Exchange Act.

(b) Except to the extent provided otherwise in Section 5.09, the Company Board shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Buyer or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the fiduciary duties of Company Board. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing; Deposit of Merger Consideration.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable best efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable best efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders such amendment or supplement.

(d) Buyer will provide Company and its counsel with (i) a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, (ii) a reasonable opportunity to participate in any discussions or meetings with the SEC and its staff regarding the Proxy Statement-Prospectus and (iii) a copy of all such filings made with the SEC.

(e) Buyer agrees to use its commercially reasonable best efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(f) Buyer shall deposit with the Exchange Agent prior to the Closing Date the Merger Consideration (rounded to the nearest number of whole shares), together with cash representing the value of any fractional shares of Buyer Common Stock to be delivered to Company shareholders.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its

Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries or continue any portion of any Company Regulatory Agreement against Buyer after the Merger (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) The Company will use its commercially reasonable best efforts, and Buyer shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Disclosure Schedule Section 3.13(c). Each party will notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting such party or any of its Subsidiaries that are related to the merger transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives as often as practicable under the circumstances so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. Without limiting the reach of the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

Section 5.08 Access; Information.

(a) Subject to applicable Laws relating to the exchange of information, Company agrees that upon reasonable notice Company shall afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Company’s and Company’s Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to them as the Buyer may reasonably request and Company shall use commercially reasonable best efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and the Company’s privacy policy and, during such period, shall from time to time furnish promptly to the Buyer all information concerning the business, properties and personnel of Company and its Subsidiaries as the Buyer may reasonably request.

(b) In addition to Buyer’s continuing right of access to Company and Company Bank’s properties, books, records and personnel set forth in Section 5.08(a), not later than five (5) Business Days prior to the Closing Date, Company shall obtain and cause to be delivered simultaneously to Company and Buyer for their respective review and approval a current valuation, as of a date not more than ten (10) Business Days prior to the Closing Date, of all securities in the investment portfolio of Company Bank. Such valuation shall initially be prepared by First Tennessee Bank, N.A. (“FTN”), and shall follow the methodology, procedures and approach consistent with those employed in the May 31, 2014 investment portfolio valuation prepared by FTN for Company and Company Bank. Neither party will discuss the valuation with FTN or attempt to influence FTN’s valuation in any way. Each party shall have one (1) Business Day after receipt to evaluate the FTN report, including the Closing Date Mark-to-Market Valuation, and either accept it or request a second valuation. If either party requests a second valuation then both Buyer and Company will jointly present a request for a second Closing Date Mark-to-Market Valuation (the “Second Valuation”) to Standard & Poor’s Securities Evaluations, Inc. (“S&P”). To the extent any of the securities in Company Bank’s investment portfolio are not valued by S&P, a third nationally recognized valuation service to be selected by mutual agreement of the parties shall value those specific securities, such valuation to comprise part of the Second Valuation. If the resulting Closing Date Mark-to-Market Valuation arrived at using the Second Valuation differs from the resulting Closing Date Mark-to-Market Valuation determined using the FTN valuation by one percent (1%) or less, the resulting Closing Date Mark-to-Market valuation provided by FTN will be used by the parties in connection with the Closing of the transactions contemplated by this Agreement. If the resulting Closing Date Mark-to-Market Valuation arrived at using the Second Valuation differs from the resulting Closing Date Mark-to-Market Valuation using the FTN valuation by more than one percent (1%), the mean average of the Closing Date Mark-to-Market Valuations in the FTN valuation and the Second Valuation will be used by the parties in connection with the Closing of the transactions contemplated by this Agreement. The (i) FTN Closing Date Mark-to-Market Valuation or (ii) mean average of such valuation and the Closing Date Mark-to-Market Valuation contained as part of the Second Valuation, whichever is applicable, is referred to in this Agreement as the “Closing Securities Valuation.”

(c) No investigation by Buyer or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Company or Company Bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

Section 5.09 No Solicitation by Company; Superior Proposals.

(a) The Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of the Company or any of the Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of the Company or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Company or Company Bank, the shareholders of such third party) acquiring, directly or indirectly, more than 75% of the outstanding Company Common Stock or more than 75% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger.

(b) Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 5.09(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09; (ii) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable Law; (iii) the Company has provided Buyer with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement with Buyer. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c) The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). The Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.09(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f) Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to the Company’s shareholders at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination, then the Company Board may submit this Agreement to the Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(g) Nothing contained in this Section 5.09 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

Section 5.10 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iv), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the Certificate of Incorporation and Bylaws of Company or Company Bank, in effect on the date of this Agreement, to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Buyer shall not be liable for any settlement effected without its prior written consent and (iv) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c) For a period of six (6) years following the Effective Time, Buyer will use its commercially reasonable best efforts to provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by Company; provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by the Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11 Employees; Benefit Plans.

(a) All Company Employees to whom Buyer in its sole discretion offers employment at or prior to the Effective Time shall be retained as “at will” employees after the Effective Time as employees of Buyer Bank so long as such Company Employees accept the terms and conditions of employment specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated by Company or Company Bank.

(b) Company Employees (other than those listed on Disclosure Schedule Section 5.11 who are parties to an employment, change of control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer or Buyer Bank (absent termination for cause as determined by the employer) within one hundred eighty (180) days after the Effective Time shall receive severance pay in accordance with Buyer’s standard practices (which may include a severance agreement and general release of claims to be provided by the terminated employee) equal to one (1) week of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Company or any of its Subsidiaries and ending with such employee’s termination date with Buyer, with a minimum payment equal to two (2) weeks of base pay and a maximum payment equal to twelve (12) weeks of base pay. Subject to the terms and execution of the severance agreement and general release of claims by such employee, such severance payment will be made in accordance with the terms stated in the severance document and such severance payments will be in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries prior to the Effective Time. No officer or employee of Company or any of its Subsidiaries is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change of control plan; (iii) this Section 5.11; or (iv) any other program or arrangement.

(c) Except as otherwise provided in this Agreement, not later than ten (10) Business Days prior to the Closing Date, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants, to be fully funded to the extent necessary to pay out all required benefits, (ii) terminate all such plans effective as of Closing and (iii) commence the process to pay out any vested benefits thereunder to participating and eligible Company Employees in such form or forms as Company or Company Bank elects and as permitted or required under applicable Law. Distributions of benefits under any profit sharing plan of the Company or Company Bank shall occur in accordance with such plan’s terms, and a participant in such plan will be allowed to take, at the participant’s option: (x) a direct distribution from such plan, (y) a rollover to an Individual Retirement Account, or (z) a rollover to a tax qualified retirement plan of Buyer or Buyer Bank to the extent the plan sponsored by Buyer or Buyer Bank accepts rollover contributions, if such participant is employed by Buyer or Buyer Bank.

(d) Company Employees who are retained by Buyer or Buyer Bank shall be entitled to participate in Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent feasible under any of such plans, Company Employees shall be given credit for prior service or employment with Company or Company Bank and eligible for any increased benefits under such plans that would apply to such employees as if they had been eligible for such benefits as of the Effective Time, based on the length of service or employment with Company or Company Bank. With regard to insured Buyer Benefit Plans, applicable waiting periods may apply. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(e) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable best efforts to cause each such plan to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer or Buyer Bank, (ii) subject to approval from Buyer’s insurance carrier, provide full credit under such plans for any deductible incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(f) Except to the extent otherwise expressly provided in this Section 5.11, Buyer shall honor, and Buyer shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company or Company Bank, but only if such obligations, rights, agreements, plans or policies are set forth in Disclosure Schedule Section 5.11. Buyer acknowledges that the consummation of the Merger and Bank Merger will constitute a “change-in-control” of Company and Company Bank for purposes of any benefit plans, agreements and arrangements of Company and Company Bank. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(g) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer’s indemnification obligations set forth in Section 5.10.

(h) Prior to the Effective Time, all unvested Company Restricted Shares granted under the Company Stock Plans shall vest in full so as to no longer be subject to any forfeiture or vesting requirements pursuant to the terms of the Company Stock Plans, and all such Company Restricted Shares shall be considered outstanding shares of Company Common Stock for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Merger Consideration with respect thereto and the Company Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as may be required to effect the foregoing prior to the Effective Time.

(i) On the Business Day immediately preceding the Closing Date, the Company shall (i) terminate and cancel each issued and outstanding Company Stock Option and Company SAR and (ii) pay each holder thereof a cash payment equal to the difference between the per share exercise price, as set forth in such holder’s award agreement with respect to such Company

Stock Option or Company SAR, and the Company Stock Price. Except as otherwise provided in this Agreement with respect to Company Restricted Shares, Company shall take all requisite action so that, prior to the Effective Time, each Company Stock Option, Company SAR or other Right, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, or otherwise, will be terminated and cancelled. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt any resolutions and take any actions (including obtaining any consents) that may be necessary to effectuate the foregoing prior to the Effective Time.

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Company will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any Disclosure Schedule or provision of information relating to the subject matter of any Disclosure Schedule after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.03(b) hereof, as the case may be, or compliance by Buyer or Company with the respective covenants and agreements of such parties set forth herein.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) by 10:00 a.m., Central Time, on each Business Day, a copy of Company’s daily statement of condition and daily profit and loss statement for the preceding Business Day.

Section 5.14 Board Packages. Company shall distribute a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer via secure email or similar electronic means at the same time in which it distributes a copy of such package to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that Company’s or Company Bank’s board of directors has been advised by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of the Company’s attorney-client privilege.

Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable best efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company on request for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.16 Access to Customers and Suppliers. From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), the Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s customers and suppliers.

Section 5.17 Environmental Assessments.

(a) Upon Buyer’s request, and to the extent that Company or any of its Subsidiaries does not have reasonably current Phase I reports meeting the standards described below already in its possession, Company shall cooperate with and grant access to an environmental consulting firm selected and paid for by Company and reasonably acceptable to Buyer (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by Company), to any property set forth on Disclosure Schedule Section 3.31(a), for the purpose of conducting an ASTM Phase I and an asbestos and lead base paint survey, as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM. Each Phase I (including the asbestos and lead base paint surveys) shall be delivered in counterpart copies to Buyer and Company, and will include customary language allowing both Buyer and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to Company and Buyer for review and comment prior to the finalization of such report.

(b) To the extent the final version of any Phase I identifies any “recognized environmental condition,” Company shall cooperate with and grant access to the Environmental

Consultant, during normal business hours (or at such other times as may be agreed by Company), to the property covered by such Phase I for the purpose of conducting a Phase II limited site assessment, including subsurface investigation of soil, soil vapor, and groundwater, designed to further investigate and evaluate any “recognized environmental condition” identified in the Phase I, the cost of which shall be shared equally between Buyer and Company.

(c) Where any Phase I, asbestos or lead base paint survey identifies the presence or potential presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls (“Non-scope Issues”), Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company) to the property covered by such Phase I, for the purpose of conducting surveys and sampling of indoor air and building materials designed to investigate such identified Non-scope Issue, paid for by Company.

(d) Any work conducted by the Environmental Consultant pursuant to subsections (b) and (c) (“Additional Environmental Assessment”) will be pursuant to a scope of work prepared by the Environmental Consultant and reasonably acceptable to Company and Buyer. The reports of any Additional Environmental Assessment will be given directly to Buyer and to Company by the Environmental Consultant.

(e) To the extent that Buyer identified any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, the Company shall use commercially reasonable best efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), the Company shall include the after-tax amount of the costs expected to be incurred by the Surviving Entity on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Closing Consolidated Net Book Value.

Section 5.18 Certain Litigation. In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to Company’s Knowledge, threatened, against Company and/or the members of the Company Board prior to the Effective Time, Company shall give Buyer the opportunity to participate, at its own cost and expense, in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Company shall promptly notify Buyer of any such shareholder litigation brought, or threatened, against Company and/or members of the Company Board within two (2) Business Days after Company receives notice of any such claim or threat, and shall keep Buyer reasonably informed with respect to the status thereof.

Section 5.19 Director Resignations. Company shall use commercially reasonable best efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.20 Coordination.

(a) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer. In order to promote a more efficient and orderly integration of operation of Company Bank with Buyer Bank, from the date of execution of this Agreement and prior to the Effective Time, as more particularly set forth in and subject to the provisions of Section 5.01(q), Company shall use commercially reasonable best efforts to cause Company Bank to sell or otherwise divest itself of such investment securities and loans as are identified by Buyer and agreed to in writing between Company and Buyer from time to time prior to the Closing Date, such identification to include a statement as to Buyer’s business reasons for such divestitures. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.20(b) need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(c) Company shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable best efforts to adjust, at Buyer’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(d) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Company Material Contracts that Buyer may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with Buyer and use commercially reasonable best efforts to negotiate specific provisions that may be requested by Buyer in connection with any such amendment, modification or termination.

(e) Subject to Section 5.20(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.

(f) Company shall use its commercially reasonable best efforts to cause the Employment Agreements to be executed and delivered at the Closing by the individuals identified on Disclosure Schedule Section 5.20(f).

(g) Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.21 Transactional Expenses. Company has provided in Disclosure Schedule Section 3.36 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its commercially reasonable best efforts to cause the aggregate amount of all Company Expenses to not exceed the total expenses disclosed in Disclosure Schedule Section 3.36. Company shall promptly notify Buyer if or when it determines that it expects to exceed its budget for Company Expenses. Notwithstanding anything to the contrary in this Section 5.21, Company shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Disclosure Schedule Section 3.36.

Section 5.22 Assumption by Buyer of Certain Obligations. At or before the Closing, Buyer shall deliver agreements or supplemental indentures as required and in a form reasonably satisfactory to Company, as of the Effective Time, in order to assume expressly the due and punctual performance and observance of each and every covenant, agreement and condition (insofar as such covenant, agreement or condition is to be performed and observed by the Company or any of its Subsidiaries) of the indentures, trust agreements and guarantee agreements entered into by Company or any of its Subsidiaries. Disclosure Schedule Section 5.22 lists all of the indentures, trust agreements and guarantee agreements entered into by Company or any of its Subsidiaries.

Section 5.23 Confidentiality.

(a) Prior to the execution of this Agreement and prior to the consummation of the Merger, each of the Company and Buyer, and their respective subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors (collectively, the “Representatives”) have provided and will provide one another with information which may be deemed by the party providing the information (the “Disclosing Party”) to be non-public, proprietary and/or confidential, including but not limited to trade secrets (collectively, “Confidential Information”) of the Disclosing Party. Each of the Company and Buyer agrees that as the party receiving the

Confidential Information (the “Receiving Party”), it will hold confidential and protect all Confidential Information provided to it by the Disclosing Party or its Representatives, except that the obligations contained in this Section 5.23(a) shall not in any way restrict the rights of either the Company or Buyer to use information that: (i) is or becomes available to the public other than by breach of this Agreement by the Receiving Party or its Representatives; (ii) becomes lawfully available to the Receiving Party on a non-confidential basis from a third party who is not under an obligation of confidentiality to the Disclosing Party or subject to a legal or fiduciary obligation with respect to such information; (iii) has been independently developed by the Receiving Party without violating any of its obligations under this Agreement; or (iv) is provided by either the Company or Buyer for disclosure concerning such party in the Proxy Statement/Prospectus or the Registration Statement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 5.23(a) shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 5.23(a), each of the parties will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 5.23(a).

(b) Notwithstanding anything herein or any other agreement between the parties to the contrary, any party to this Agreement (and any Representative of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that neither party nor any of its Representatives shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is necessary in order to comply with applicable securities or tax laws.

(c) To the extent that any Confidential Information includes materials subject to the attorney-client privilege, the Disclosing Party is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including any Confidential Information relating to pending or threatened litigation) to the Receiving Party or any of its Representatives.

(d) For the avoidance of doubt, no investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

(e) To the extent that the provisions of this Section 5.23 are in conflict with any of the terms of either that certain Confidentiality Agreement between the Company and Buyer dated April 9, 2014 or that certain Confidentiality and Nondisclosure Agreement between the Company and Buyer dated as of June 12, 2014, the terms and provisions set forth in this Section 5.23 shall prevail.

Section 5.24 Treasury Warrant Redemption. The Company shall use commercially reasonable best efforts to redeem the Treasury Warrants on or prior to the second (2nd) Business Day after either the Company Meeting or receipt of all Regulatory Approvals, whichever is later.

Section 5.25 Section 16 Matters. Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act in order to exempt such dispositions under Rule 16b-3.

Section 5.26 Exchange Matters. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.27 Dividends. Company and Buyer shall coordinate the declaration, setting of record dates and payment dates of dividends on shares of Company Common Stock and Buyer Common Stock, it being the intention that holders of shares of Company Common Stock do not receive dividends with respect to both shares of Company Common Stock and shares of Buyer Common Stock received in the Merger in respect of the calendar quarter in which the Closing Date occurs or fail to receive one dividend on either shares of Company Common Stock or shares of Buyer Common Stock received in the Merger in respect of such calendar quarter.

Section 5.28 Trust Preferred Securities. Upon the Effective Time, Buyer shall assume the due and punctual performance and observance of the covenants to be performed by Company under the indentures and guarantee agreements listed on Disclosure Schedule Section 5.28 relating to the Trust Preferred Issues, and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Issues. In connection therewith, Company and Buyer shall execute and deliver any supplemental indentures or other documents required to make such assumptions effective and shall provide any opinion of counsel to the trustee thereof if requested.

Section 5.29 Tax Matters. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use commercially reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Kutak Rock LLP and Harris Beach PLLC, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Kutak Rock LLP and Harris Beach PLLC may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such counsel.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term

“material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Buyer, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) Other Actions. Buyer shall have furnished Company with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.02 as Company may reasonably request.

(d) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Buyer being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock. The number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 22,026,190 shares (plus up to 332,596 shares of Company Common Stock that may be issued upon exercise of Company Stock Options outstanding as of the date hereof).

(b) Representations and Warranties. The representations and warranties of Company and its Subsidiaries set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company and its Subsidiaries by Company’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(c) Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by the Chief Executive Officer, Chief Financial Officer and the President of Company Bank, to such effect.

(d) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered concurrently with or immediately following approval of the Merger by Company’s shareholders at the Company Meeting.

(e) Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any Company Representative to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. Company and Company Bank shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer may reasonably request.

(f) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Company being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(g) Agreements with Certain Individuals. The Employment Agreements shall have been executed and delivered at the Closing by the individuals identified in Disclosure Schedule Section 5.20(f).

(h) Treasury Warrants. The Treasury Warrants shall have been redeemed by the Company on or prior to the second (2nd) Business Day after either the Company Meeting or receipt of all Regulatory Approvals, whichever is later.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By Buyer or Company, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect”, a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect”, any breach of any of such representations or warranties by the other party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Termination Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. It being understood that the parties shall use good faith efforts to submit regulatory filings in a timely manner, by either Buyer or Company if the Merger shall not have been consummated on or before May 31, 2015 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer if (i) there shall have been a material breach of Section 5.09, or (ii) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company

Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 5.04, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h) Failure to Redeem Treasury Warrants. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer if the Treasury Warrants are outstanding and not redeemed by the Company on or prior to the second (2nd) Business Day after either the Company Meeting or receipt of all Regulatory Approvals, whichever is later.

Section 7.02 Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay to Buyer a termination fee equal to $7.9 million, by wire transfer of immediately available funds within two (2) Business Days after receipt of Buyer’s notification of such termination.

(b) The parties hereto agree and acknowledge that if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e) by reason of Company’s or Company Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(d) or Section 7.01(e) that is not timely cured as provided in such sections, or if Buyer terminates this Agreement pursuant to Section 7.01(h), the actual damages sustained by Buyer, including the expenses incurred by Buyer preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Buyer being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Company shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $1,750,000 (the “Liquidated Damages Payment”), as liquidated damages to Buyer, which payment is not intended as a penalty, within two (2) Business Days after Buyer’s notification of such termination.

(c) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if this Agreement is terminated by Buyer pursuant to Section 7.01(d), Section 7.01(e), Section 7.01(g) or Section 7.01(h) and if Company pays or causes to be paid to Buyer or to Buyer Bank the termination fee in accordance with Section 7.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), Company (or any successor in interest of Company) will not have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. Except as set forth in Section 7.02(d), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2007 Company Stock Options” means each outstanding Company Stock Option having an exercise price of $17.10.

“ABCA” means the Arkansas Business Corporation Act of 1987, as amended.

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Additional Environmental Assessment” has the meaning set forth in Section 5.17(d).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Bank Merger” has the meaning set forth in Section 1.05(b).

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“ASTM” has the meaning set forth in Section 5.01(w).

“Award Payment” means the cash amount payable to each holder of any outstanding Company Stock Option or Company SAR, as the case may be, equal to the amount by which the Company Stock Price exceeds the per share exercise price, as set forth in such holder’s award agreement with respect to such Company Stock Option or Company SAR, and any additional payments made by the Company to holders of Company Stock Options in connection with terminating any outstanding Company Stock Options prior to Closing.

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Book-Entry Shares” means any non-certificated shares which immediately prior to the Effective Time represent shares of Company Common Stock.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New York are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” has the meaning set forth in Section 4.02(a).

“Buyer Average Stock Price” means the average closing sale price of a share of Buyer Common Stock on Nasdaq, as reported by Bloomberg L.P. for the ten (10) consecutive trading days ending on the fifth (5th) Business Day prior to the Closing Date, rounded to the nearest whole cent; provided, that the Buyer Average Stock Price shall be not less than $23.95 nor greater than $39.91, in either of which case the Exchange Ratio shall be fixed based upon such upper or lower level, as the case may be.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Buyer Bylaws” has the meaning set forth in Section 4.02(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.05(a).

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Closing Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of Company as of the Determination Date, determined in accordance with GAAP, but without giving effect to the after tax impact of the following items: (i) any negative provision for loan and lease losses for the period between May 31, 2014 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of May 31, 2014 and which specific allowance is set forth on Disclosure Schedule Section 8.01(a) hereto, where the resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, shall be reflected in the Closing Consolidated Net Book Value; (ii) any of the actions or changes taken only to comply with coordination procedures pursuant to Section 5.20 which would otherwise not have been taken or required to be taken; (iii) any deferred income tax valuation allowance taken against Company’s deferred tax assets between May 31, 2014 and the Determination Date, all as mutually agreed between Company and Buyer; or (iv) any Award Payments made by the Company and the amount paid by the Company to redeem the Treasury Warrants. For purposes of calculating the Closing Consolidated Net Book Value, the Company shall include, without duplication, deductions made for the extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including, but not limited to reductions for: (i) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby; (ii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement, the Bank Merger and the transactions contemplated hereby and any related SEC and regulatory filings, including any printing expenses and SEC filing fees; (iii) the after-tax amount of the costs expected to be incurred by the Surviving Entity on or after the Closing Date to fully complete all Unresolved Response Actions (as defined in Section 5.17(e)) in accordance with Section 5.17(e); (iv) the Closing Date Mark-to-Market Valuation; (v) the after tax amount of any compensation, bonus, or other similar payment(s) payable by the Company or any Company Subsidiary (excluding the Award Payments), including but not limited to, amounts to be paid pursuant to the Company’s Annual Incentive Plan for Senior Executives; and (vi) the after-tax amount of all costs and expenses associated with the defense or settlement of any shareholder challenges or litigation arising out of or in connection with the Merger, this Agreement, the Bank Merger or the transactions contemplated hereby in excess of $1,000,000 in the aggregate. The Closing Consolidated Net Book Value may be further adjusted upon the mutual agreement of the parties, provided such adjustment shall be memorialized in a writing signed by all of the parties thereto.

“Closing Date Mark-to-Market Valuation” means, taking into account the provisions of Section 5.01(q), the aggregate amount of the “mark-to-market” unrealized gain or loss with respect to investment securities classified as “held to maturity” in Company Bank’s investment securities portfolio, as if such securities were classified as “available for sale,” as such terms are used in ASC 320, and as reflected in the Closing Securities Valuation.

“Closing Securities Valuation” has the meaning set forth in Section 5.08(b).

“Code” has the meaning set forth in Section 2.05.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 2013 Form 10-K” has the meaning set forth in Section 3.08(a).

“Company 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” has the meaning set forth in Section 2.02(a).

“Company Common Stock” means the common stock, $1.00 par value per share, of Company.

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Expenses” has the meaning set forth in Section 5.21.

“Company Financial Advisor” has the meaning set forth in Section 3.15.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(c).

“Company Loan Property” means any real property (including buildings or other structures) in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role.

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Recommendation” has the meaning set forth in Section 5.04(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.09(a).

“Company Restricted Shares” means restricted shares of Company Common Stock granted under the Company Stock Plans.

“Company SAR” means a stock appreciation right granted pursuant to the Company Stock Plans.

“Company SEC Documents” has the meaning set forth in Section 3.08(a).

“Company Stock Option” means an option to purchase shares of Company Common Stock pursuant to the Company Stock Plans.

“Company Stock Plans” means the Intervest Bancshares Corporation 2013 Equity Incentive Plan and the Intervest Bancshares Corporation 2006 Long-Term Incentive Plan, each as amended to date, and any sub-plans adopted thereunder.

“Company Stock Price” means a cash value equal to the quotient of (i) the sum of (A) the Purchase Price and (B) the aggregate exercise price of all outstanding Company SARs and Company Stock Options (other than the 2007 Company Stock Options) terminated in accordance with Section 2.02(b), divided by (ii) the sum of (X) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (Y) the number of outstanding Company SARs and Company Stock Options (other than the 2007 Company Stock Options) terminated in accordance with Section 2.02(b).

“Company Subsequent Determination” has the meaning set forth in Section 5.09(e).

“Confidential Information” has the meaning set forth in Section 5.23(a).

“Controlled Group Members” has the meaning set forth in Section 3.16(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the Business Day that is closest to ten (10) calendar days prior to the Closing Date.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosing Party” has the meaning set forth in Section 5.23(a).

“Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Employment Agreements” means the employment agreements to be entered into at the Closing between Buyer Bank and the individuals identified on Disclosure Schedule Section 5.20(f), in substantially the form attached as Exhibit C to this Agreement.

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Consultant” has the meaning set forth in Section 5.17(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Buyer (which shall be Buyer’s transfer agent), and reasonably acceptable to Company, to act as agent for purposes of conducting the exchange procedures described in ARTICLE II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” means the quotient (rounded to the fourth decimal place) of the Fully Diluted Company Stock Price divided by the Buyer Average Stock Price.

“Executive Officer” means the Chief Executive Officer, Chief Financial and Accounting Officer, President, Controller, Chief Lending Officer, Chief Operating Officer, Chief Credit Officer, Chief Banking Officer, and with respect to Company and Company Bank only, the Vice President and Secretary, and each other officer with significant policy-making authority of Company, Company Bank, Buyer, or Buyer Bank, as applicable.

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FRB” means the Board of Governors of the Federal Reserve System.

“FTN” has the meaning set forth in Section 5.08(b).

“Fully Diluted Company Stock Price” means a cash value equal to the quotient of (i) the Purchase Price, less the aggregate amount of any Award Payments made between the date of this Agreement and the Effective Time, divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” has the meaning set forth in Section 2.06.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter), as used with respect to Company and its Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of Company or Company Bank, including for this purpose and without limitation, the Chairman and Chief Executive Officer, the Chief Financial and Accounting Officer, the President of Company Bank, the Vice President and Secretary, and the Vice President and Chief Credit Officer of Company and Company Bank. Knowledge, as used with respect to Buyer and its Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of Buyer or Buyer Bank, including for this purpose and without limitation, the Chairman and Chief Executive Officer of each of Buyer and Buyer Bank. Without limiting the scope of the preceding sentences, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by Company or Company Bank, or by Buyer or Buyer Bank, from any Governmental Authority.

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Change” or “Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby or (iii) any action taken or changes made by Company or Company Bank with respect to investment securities, deposits or loans under Section 5.01(q), Section 5.01(r) or Section 5.01(s), respectively, that has, or is reasonably likely to have, a material negative impact on the Company’s risk profile (except that no actions taken by Company pursuant to Section 5.01(q), Section 5.01(r) or Section 5.01(s) shall be deemed to negatively impact the Company’s risk profile if Buyer provided prior written consent to any such actions after receiving appropriate notice in accordance with such sections); provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions, including, but not limited to, changes in levels of interest rates generally (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (D) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Company or Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of Buyer Common Stock, and (G) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the number of shares of Buyer Common Stock to be issued in the Merger in respect of each share of Company Common Stock held by a holder of Company Common Stock of record immediately prior to the Effective Time, determined on the basis of the Exchange Ratio.

“Nasdaq” means The Nasdaq Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-scope Issues” has the meaning set forth in Section 5.17(c).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and the Company’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.23(b).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.01(w).

“Plan of Bank Merger” means that certain plan of bank merger between Company Bank and Buyer Bank pursuant to which Company Bank will be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in 12 U.S.C. 215, et seq., as well as Arkansas Code Annotated §§ 23-48-503, 23-48-901 et seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated § 4-27-1110.

“Proxy Statement-Prospectus” means the Company’s proxy statement and the Buyer’s prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Purchase Price” shall mean $228,500,000, subject to: (i) a decrease, in the event that the Closing Consolidated Net Book Value of Company, determined in accordance with this Agreement, is less than $202,000,000, on a dollar-for-dollar basis, by the amount by which the Closing Consolidated Net Book Value of Company is less than $202,000,000, (ii) a decrease, equal to the aggregate cash amount paid by Company to redeem the Treasury Warrants, and (iii) an increase, in the event that the Company sells, on or prior to the Determination Date, one or more of the assets identified on Disclosure Schedule Section 8.01(b), on a dollar-for-dollar basis, by the amount of net proceeds (net of selling costs, commissions and other carrying and transaction related costs and expenses) received by Company from such sale, net of any income tax expense, that are in excess of the book value of any such asset as indicated on Disclosure Schedule Section 8.01(b), except that the Purchase Price shall not be increased under clause (iii) in the event the Company or any Company Subsidiary is involved, directly or indirectly, with any financing in connection with selling such asset (except for the one asset identified on Disclosure Schedule Section 8.01(b), which has already been paid off through a sale of the property where the Company Bank provided financing for the purchase).

“Receiving Party” has the meaning set forth in Section 5.23(a).

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus).

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 5.23(a).

“Requisite Company Shareholder Approval” means the adoption of this Agreement by a vote of the majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“S&P” has the meaning set forth in Section 5.08(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Second Valuation” has the meaning set forth in Section 5.08(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of the Company means, unless the context otherwise requires, any current or former Subsidiary of Company.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(f).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Treasury Warrants” has the meaning set forth in Section 3.03(a).

“Trust Preferred Issues” has the meaning set forth in Section 3.37(a).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unresolved Response Action” has the meaning set forth in Section 5.17(e).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02 Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by Law requires further approval by the shareholders of Buyer or Company without obtaining such approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Arkansas, without regard for conflict of law provisions.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c)

by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank: Bank of the Ozarks, Inc. 17901 Chenal Parkway Attn: Executive Vice President and Director of Mergers and Acquisitions	With a copy (which shall not constitute notice) to: Kutak Rock LLP 124 W. Capitol Ave., Suite 2000 Little Rock, Arkansas 72201 Attn: H. Watt Gregory, III

If to Company or Company Bank: Intervest Bancshares Corporation One Rockefeller Plaza -4th Floor New York, N.Y. 10020-2002 Attn: Lowell S. Dansker, Chairman & Chief Executive Officer	With a copy (which shall not constitute notice) to: Harris Beach PLLC 99 Garnsey Road Pittsford, NY 14534 Attn: Thomas E. Willett

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James
Name:	Dennis James
Title:	Executive Vice President and Director of Mergers and Acquisitions

BANK OF THE OZARKS

By:	/s/ Dennis James
Name:	Dennis James
Title:	Executive Vice President and Director of Mergers and Acquisitions

INTERVEST BANCSHARES CORPORATION

By:	/s/ Lowell S. Dansker
Name:	Lowell S. Dansker
Title:	Chairman and Chief Executive Officer

INTERVEST NATIONAL BANK

By:	/s/ Lowell S. Dansker
Name:	Lowell S. Dansker
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of July 31, 2014, by and between the undersigned holder (“Shareholder”) of Common Stock, $1.00 par value per share, of Intervest Bancshares Corporation, a Delaware corporation (“Company”), and Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer’s wholly owned subsidiary, Bank of the Ozarks, an Arkansas state banking corporation (“Buyer Bank”), Company and Company’s wholly owned subsidiary, Intervest National Bank, a national banking association (“Company Bank”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Company will merge with and into Buyer, with Buyer as the surviving entity and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (collectively, the “Merger”), and in connection with the Merger, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole voting power with respect to the number of shares of Company Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of Company Common Stock Subject to this Agreement” (such shares, together with any additional shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	appear at each such meeting in person or by proxy; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Company and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) in favor of any proposal relating to an advisory vote on executive compensation, as may be required under Rule 14a-21(c) under the Exchange Act; (iv) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (v) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law (as such term is defined in the Merger Agreement), in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal.

Section 5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Company taken by written consent. Notwithstanding the foregoing, the holder of such proxy shall not exercise such irrevocable proxy on any matter other than as set forth in Section 1. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof, and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. This irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (i) the Effective Time, or (ii) termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Company and it shall not apply in any manner to Shareholder in his or her capacity as a director of Company. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Company, if applicable.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal, substantive laws of the State of Arkansas, without regard for the law or principles of conflict of laws.

Section 12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

Section 13. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 14. Disclosure. Shareholder hereby authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANK OF THE OZARKS, INC.

By:
Name:
Title:

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

(NOTE: If Other than an Individual Shareholder, Print or Type Name of Individual Signing the Voting Agreement and Representative Capacity)

Total Number of Shares of Company Common Stock Subject to this Agreement:

Exhibit B

AGREEMENT AND PLAN OF MERGER BY AND BETWEEN

INTERVEST NATIONAL BANK AND BANK OF THE OZARKS

THIS AGREEMENT AND PLAN OF MERGER (this “Plan of Merger”) is made and entered into as of the      day of             , 2014, by and between Bank of the Ozarks (“Buyer Bank”) an Arkansas state banking corporation and wholly-owned subsidiary of Bank of the Ozarks, Inc. (“Buyer”), and Intervest National Bank (“Company Bank”), a national banking association and wholly-owned subsidiary of Intervest Bancshares Corporation (“Company”).

PREAMBLE

Each of the Boards of Directors of Company Bank and Buyer Bank deems it advisable and in the best interest of each of their respective institutions and, subject to the merger of Company with and into Buyer (the “Holding Company Merger”) as contemplated in that certain Agreement and Plan of Merger dated as of             , 2014 by and among Buyer, Buyer Bank, Company and Company Bank (the “Holding Company Merger Agreement”), for Company Bank to be merged with and into Buyer Bank (the “Bank Merger”) on the terms and conditions provided in this Plan of Merger. At the Effective Time of the Bank Merger, the outstanding shares of common stock of Company Bank shall be cancelled, and Buyer Bank shall continue to conduct its business and operations as a wholly-owned, first-tier subsidiary of Buyer. It is intended that the Bank Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

NOW THEREFORE in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company Bank and Buyer Bank hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions of the merger of Company Bank with and into Buyer Bank.

ARTICLE ONE

TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Plan of Merger, at the time the Bank Merger becomes effective under applicable law (the “Effective Time”), Company Bank shall be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in 12 U.S.C. 215, et seq., as well as Arkansas Code Annotated §§ 23-48-503, 23-48-901 et seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated § 4-27-1110. Buyer Bank shall be the surviving bank resulting from the Bank Merger (the “Surviving Bank”) and shall continue to be a state bank governed by the laws of the state of Arkansas. The Bank Merger shall be consummated pursuant to the terms of this Plan of Merger. The Bank Merger shall not be consummated unless and until the Holding Company Merger has been consummated and all required regulatory approvals and shareholder approvals have been received.

1.2 Business of Surviving Bank. The business of the Surviving Bank from and after the Effective Time shall be that of a state banking corporation organized under the laws of the state of Arkansas. The business of the Surviving Bank shall be conducted from its main office and at its legally established branches, which shall also include all branches, whether in operation or approved but unopened, at the Effective Time.

1.3 Charter. The Articles of Incorporation of Buyer Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

1.4 Bylaws. The bylaws of Buyer Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

1.5 Directors and Officers.

(a) The directors of the Surviving Bank from and after the Effective Time shall consist of the incumbent directors of Buyer Bank, who shall serve as directors of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank.

(b) The principal officers of the Surviving Bank upon the Effective Time shall be the incumbent principal officers of Buyer Bank, who shall serve as officers of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank.

ARTICLE TWO

MANNER OF CONVERTING SHARES

2.1 Conversion of Shares. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, the shares of the constituent banks shall be converted as follows:

(a) Each share of Buyer Bank common stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of Company Bank common stock issued and outstanding at the Effective Time shall be cancelled upon the Effective Time, and no consideration shall be delivered in exchange therefor.

2.2 Exchange Procedures. Promptly after the Effective Time, the sole shareholder of Company Bank shall surrender the certificate or certificates representing the common stock of Company Bank owned by it to the Surviving Bank.

ARTICLE THREE

TERMINATION

3.1 Termination. Notwithstanding any other provision of this Plan of Merger, and notwithstanding the approval of this Plan of Merger by the shareholders of Buyer Bank and Company Bank, this Plan of Merger shall be terminated and the Bank Merger shall be abandoned automatically and without the necessity of any further action by any party in the event of the termination of the Holding Company Merger Agreement, and this Plan of Merger may be terminated and the Bank Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of Buyer Bank and the Board of Directors of Company Bank; or

(b) By the Board of Directors of either Buyer Bank or Company Bank in the event that the Bank Merger shall not have been consummated by May 31, 2015; or

(c) By the Board of Directors of either Buyer Bank or Company Bank in the event that any of the conditions precedent to the consummation of the Bank Merger cannot, through no fault of the terminating party, be satisfied or fulfilled by May 31, 2015.

3.2 Effect of Termination. In the event of the termination and abandonment of this Plan of Merger pursuant to Section 3.1 immediately preceding, this Plan of Merger shall become void and have no effect.

IN WITNESS WHEREOF, Company Bank and Buyer Bank have entered into this Plan of Merger as of the date first set forth above.

INTERVEST NATIONAL BANK a national banking association	BANK OF THE OZARKS an Arkansas banking corporation

By:	By:

Exhibit C

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of [            , 20    ] (the “Effective Date”) by and between Bank of the Ozarks (the “Bank”) and [                    ] (the “Executive”).

WHEREAS, the Bank and its parent, Bank of the Ozarks, Inc., are acquiring Intervest National Bank, a national banking association and its parent bank holding company, Intervest Bancshares Corporation (collectively, “Intervest”); and

WHEREAS, the Bank desires to continue employing the Executive for the period of time described in Section 4 hereof, and the Executive desires to render his services to the Bank for such period of time after the acquisition; and

WHEREAS, the Bank and the Executive desire to enter into an employment arrangement the terms and conditions of which are set forth herein; and

WHEREAS, the Bank desires to protect its confidential and trade secret information and to prevent unfair competition.

NOW, THEREFORE, in consideration of premises and the mutual terms and conditions hereof, the Bank and the Executive hereby agree as follows:

1. Employment. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank upon the terms and conditions hereinafter set forth.

2. Exclusive Services. The Executive shall devote all working time, ability and attention to the business of the Bank during the term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, without the prior knowledge and written consent of the Bank. Notwithstanding this Section 2, the Executive shall be permitted to serve on civic, political and philanthropic boards, task forces, etc. on which he is currently serving and to perform his duties in connection therewith. Prior to undertaking any such additional duties which involve significant time commitments, the Executive will receive approval from the Director of Human Resources of the Bank or the designated Bank officer to whom he will directly report.

3. Duties. The Executive is hereby employed as an employee of the Bank and will [JOB DESCRIPTION], and shall perform for or on behalf of the Bank such duties as the Bank shall assign from time to time, provided, that the Executive shall not be nor be deemed to be an “executive officer” of the Bank within the meaning of Regulation O or the Securities Exchange Act of 1934, as amended. The Executive shall render his services at the Bank’s primary place of business in [CITY/STATE], and at other agreed-upon locations, and shall perform such duties in accordance with the Bank’s policies and practices, including its employment policies and practices.

4. Term. The term of this Agreement (the “Term”) shall be for two (2) years from the Effective Date, and this Agreement will terminate on the second year anniversary of the Effective Date, if not otherwise terminated as provided herein.

5. Compensation. The Bank shall pay the Executive a base annual salary (the “Base Salary”) of                      ($        ) during the Term of this Agreement, payable in twenty-six (26) equal bi-weekly installments per year, less applicable deductions and withholdings, all of which shall be prorated for any partial pay period.

6. Participation in Employee Plans and Other Benefits. Until the earlier of expiration of the Term of this Agreement or termination of the Executive’s employment pursuant to Section 11, the Executive shall be entitled to participate in any health, disability and group term life insurance plans, in any pension, retirement or profit-sharing plans, in any deferred benefit plan, or in any other benefit plans which are now or may be available to all other officers of the Bank that are similarly situated to the Executive in accordance with the terms of such plans. To the extent feasible under the Bank’s plans, the Executive shall be given credit for prior service or employment with Intervest for eligibility and benefit purposes. [During the Term, the Bank shall provide the Executive with garage rent, gas, repairs and maintenance related to his use of his vehicle, together with an office at the Employer’s offices, in each case at no cost to the Executive.]

7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Bank, the Bank shall reimburse the Executive for reasonable and customary business expenses, including, but not limited to, travel, cellular phone, professional dues and fees that are approved in advance, and other business expenses reasonably incurred in the performance of his duties under this Agreement.

8. Confidentiality/Trade Secrets. The Executive acknowledges his position with the Bank is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information, including, but not limited to, data, plans, budgets and customer lists, of the Bank. Both during the Term of this Agreement and thereafter, the Executive therefore covenants and agrees as follows:

(a) He shall use his best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and/or confidential and proprietary information of the Bank, including, but not limited to, the identity of its current or prospective customers, suppliers and licensors, its arrangements with its customers, suppliers and licensors, and its technical, financial and marketing data, records, compilations of information, processes, programs, methods, techniques and specifications relating to its customers, suppliers, licensors, products and services;

(b) He shall not disclose any of such trade secrets and/or confidential and proprietary information, except as may be required in the course of his employment with the Bank or by law; and

(c) He shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and/or confidential and proprietary information.

All files, records, documents, drawings, specifications, memoranda, notes or other documents relating to the business of the Bank, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Bank and shall be delivered to the Bank and not reproduced and/or retained by the Executive upon termination of his employment for any reason whatsoever or at any other time upon request of the Bank.

9. Nonsolicitation. The Executive agrees that, during the period of his employment and for twelve (12) months after termination of employment, he will not, either directly or indirectly, for himself or for any third party, except as otherwise agreed to in writing by the Bank, which agreement may be withheld in the Bank’s sole discretion:

(a) employ or hire any other person who is then employed by the Bank or solicit, induce, recruit or cause any other person who is then employed by the Bank to terminate his employment with the Bank; or

(b) solicit on behalf of any other bank, or other financial services provider, any current or prospective customers of the Bank or any other prior persons or entities which were customers of the Bank during the twelve (12) months prior to such termination of employment. In the event that a court shall determine that the provisions of this Section 9 are unenforceable in any way, to the extent permitted by applicable law, the court shall reform the provisions to the extent required in order to make them enforceable.

10. Remedies for Breach of Covenants of the Executive.

(a) The Bank and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 8 and 9 are reasonable in content and scope and are given by the Executive knowingly, willingly and voluntarily and for adequate consideration. The Bank and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants only so far as necessary to be enforceable.

(b) The covenants set forth in Sections 8 and 9 of this Agreement shall continue to be binding upon the Executive, notwithstanding the termination of his employment with the Bank for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Bank and the Executive. The existence of any claim or cause of action by the Executive against the Bank, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Bank of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate, injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof and that the party bringing the claim shall not be required to post bond in pursuit of such claim. For any such claim, the prevailing party shall be entitled to recover its or his attorneys’ fees and costs incurred in pursuit of such claim to the extent permitted by law.

11. Termination. This Agreement (other than Sections 8, 9 and 10 hereof, which shall survive any termination hereof for any reason) may be terminated as follows:

(a) The Bank may terminate this Agreement and the Executive’s employment hereunder at any time, with or without cause, and if without cause, upon at least thirty (30) days prior written notice to the Executive. The Executive may terminate this Agreement and his employment hereunder, at any time, for good reason or no reason, upon at least thirty (30) days’ prior written notice to the Bank, and “good reason” with respect to Executive shall mean (i) the Bank breaches this Agreement in any material respect and fails to cure such breach within thirty (30) days after Executive delivers written notice and a written description of such breach to the Bank; (ii) the Bank reduces the Executive’s Base Salary; (iii) the Bank materially diminishes the Executive’s authority, duties, or responsibilities; or (iv) the Executive is transferred to an office greater than [ten/fifteen] [(10/15)] miles from the current location of the Executive’s office. The Executive shall not be deemed to have resigned for good reason unless and until there is delivered to the Bank’s Director of Human Resources written notice of the Executive’s ground for resignation fully explaining his contention that good reason exists for his resignation and the Director of Human Resources has been provided at least thirty (30) days following the receipt of this written notice to respond to the Executive’s stated concerns and attempt to cure the same.

(b) For purposes of this Section 11, “cause” with respect to the Executive shall mean actions or omissions of the Executive which reflect fraud, dishonesty, gross dereliction of duty, or actions willfully taken in disregard of the interests of the Bank. Whether “cause” exists shall be determined in the sole and good faith discretion of the Board of Directors of the Bank, or a committee thereof (“Board”). If the Bank wishes to terminate the Executive’s employment with “cause,” the Board shall first provide the Executive a written statement of its grounds for proposing to make such determination, and the Executive shall be afforded a reasonable opportunity to make written and, if approved by the Board in its sole discretion, oral, presentation to the members of the Board to refute the grounds for proposed termination.

(c) In the event that the Bank terminates the Executive’s employment with cause, the Bank shall pay the Executive all accrued and unpaid Base Salary up to the date of termination, and shall reimburse the Executive for all unreimbursed but reimbursable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its officers similarly situated to the Executive, and the Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at his own expense.

(d) In the event that the Bank terminates the Executive’s employment without cause during the Term of this Agreement or the Executive terminates his employment for good reason, and, solely in exchange for Executive’s execution and delivery of the Bank’s then standard separation agreement, which includes, among other obligations, a full release of claims against the Bank and related entities and persons, within the time period specified therein, and upon such agreement becoming effective by its terms, the Bank shall pay the Executive an amount equal to his accrued vacation plus the Base Salary for the remainder of the Term of this Agreement. Such payments shall be made in one lump sum as soon as administratively feasible after the termination. In addition, the Bank shall pay the Executive all unreimbursed but reimbursable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its officers similarly situated to the Executive, and the Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at his own expense.

(e) In the event that the Executive voluntarily terminates his employment pursuant to Section 11(a) hereof without good reason, the Bank shall pay the Executive all accrued and unpaid Base Salary up to the date of termination, and shall reimburse the Executive for all unreimbursed but reimbursable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its officers similarly situated to the Executive, and the Executive shall not be eligible for or entitled to any further compensation or benefits from the Bank except for any post-employment continuation of COBRA benefits elected to be received by the Executive solely at his own expense.

(f) In spite of anything in this Agreement to the contrary, this Agreement shall terminate prior to the expiration of the Term if the Executive dies or becomes permanently disabled. As used in this paragraph, “permanently disabled” is defined as the inability of the Executive to perform the essential functions of his position, either with or without reasonable accommodation, for a period extending beyond six (6) months. In the event this Agreement terminates prior to the expiration of the Term in connection with Executive’s death or Executive becomes permanently disabled, the Bank shall pay the Executive or the Executive’s estate, as the case may be, 50% of the Executive’s Base Salary for the remainder of the Term of this Agreement, made in one lump sum as soon as administratively feasible after the termination, plus all unreimbursed but reimbursable expenses incurred by the Executive up to the date of termination, in accordance with the Bank’s reimbursement policy on expense reimbursement for its officers similarly situated to the Executive.

12. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

If to the Bank:

Bank of the Ozarks

17901 Chenal Parkway

Little Rock, AR 72223

Attention: Executive Vice President and Director of Mergers and Acquisitions

With a copy (which shall not constitute notice) to:

Kutak Rock LLP

124 W. Capitol Ave., Suite 2000

Little Rock, AR 72201

Attention: H. Watt Gregory, III

If to the Executive:

[ADDRESS]

Either party may change its address for notice by giving notice in accordance with the terms of this Section 12.

13. Best Efforts of Executive. The Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Bank.

14. Employment Policies and Procedures. The Executive agrees to abide by all of the Bank’s employment policies and procedures that apply generally to other senior employees of the Bank. Such policies and procedures may be revised from time to time.

15. Cooperation with Bank After Termination of Employment. Following the termination of the Executive’s employment, by either the Executive or the Bank, the Executive shall fully cooperate with the Bank in all matters relating to the continuation or completion of the Executive’s pending work on behalf of the Bank and the orderly transfer of any such pending work to other employees as may be designated by the Bank. The Bank shall be entitled to such full-time or part-time services of the Executive as the Bank may reasonably require during all or any part of the thirty (30) day period following any notice of termination of employment by the Executive. To the extent the Bank invokes this Section, the Bank will pay the Executive reasonable compensation and reimburse the Executive for reasonable expenses the Executive incurs while providing post-termination services to the Bank.

16. General Provisions.

(a) Law Governing. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the state of Arkansas, without regard for the law or principles of conflict of laws.

(b) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

(c) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings between the Bank, its predecessors and the Executive, whether written or oral, with respect to the subject matter hereof. The Executive has no oral representations, understandings or agreements with the Bank, or its affiliates, officers, directors or representatives covering the same subject matter as this

Agreement. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

(d) Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Bank to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Bank.

(e) Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

(f) Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph or provision of this Agreement.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement as of the date and year first above written

EXECUTIVE:	BANK OF THE OZARKS:

By:
[Printed or Typed Name of Executive]	Name:	Dennis James
	Title:	Executive Vice President and Director of Mergers and Acquisitions
[Signature of Executive]